Exhibit 10.5

ANGELICA CORPORATION
RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made and entered into as of June 6, 2005 by and between Angelica Corporation, a Missouri corporation (the “Company”) and David A. Van Vliet (“Executive”).

WHEREAS, Executive has heretofore performed valuable services for the Company and the Company desires to encourage Executive to continue to perform such services in the future; and

WHEREAS, in consideration of the foregoing, the Board of Directors of the Company desires to award shares of the Company’s common stock, $1.00 par value (the “Common Stock”), to Executive pursuant to Section 2.4(e) of that certain employment agreement dated June 1, 2005 by and between the Company and Executive (the “Employment Agreement”) and Executive desires to receive such shares on the terms and conditions, and subject to the restrictions, herein set forth; and

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

A.	“Award” means the award provided for in Section 2.

B.	“Board of Directors” means the Board of Directors of the Company.

C.	“Change in Control” means:

(i) the acquisition by an individual, entity or group, or Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of ownership of 20% of more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Approval by the stockholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

D.	“Date of Award” means June 6, 2005.

E.
“Period of Restriction” means with respect to the Restricted Shares, the period of time between the Date of Award and the date that the Risk of Forfeiture lapses as set forth in Section 4 of this Agreement.

F.
“Restricted Shares” means the number of shares of the Company’s Common Stock being granted pursuant to Section 2 of this Agreement, as well as any additional shares of Common Stock or other securities that may be issued after the date of the initial grant pursuant to Section 8 of this Agreement.

G.	“Risk of Forfeiture” mean the possibility that the Restricted Shares may be forfeited back to the Company as provided for in Section 3.

Section 2. Award. Subject to the terms of this Agreement, effective as of the Date of Award, the Company awards to the Executive an aggregate of Twenty Thousand (20,000) Restricted Shares, subject to the Risk of Forfeiture set forth in Section 3 and the limitations on transfer set forth in Section 5.

Section 3. Risk of Forfeiture on Restricted Shares Upon Termination of Employment during Period of Restriction. If the Executive shall cease to be employed by the Company during the Period of Restriction, the Executive shall immediately forfeit to the Company all Restricted Shares that have not previously vested as provided in Section 4, without any consideration paid to Executive, and, thereafter, the Executive shall have no further rights with respect to such Restricted Shares (hereinafter referred to herein as the “Risk of Forfeiture”).

Section 4. Lapse in Period of Restriction. The Period of Restriction will lapse with respect to all Restricted Shares then held by the Executive to which the Risk of Forfeiture is still applicable upon the occurrence of, or in connection with, a Change in Control as set forth in the Employment Agreement. Unless the Period of Restriction is vested sooner pursuant to the immediately preceding sentence, the Period of Restriction for Four Thousand (4,000) Restricted

Shares shall be scheduled to lapse upon the final determination as of the end of each fiscal year of the Company starting with the 2005 fiscal year and ending with the 2009 fiscal year that net revenue increases at a cumulative rate of at least fifteen percent (15%) on an annual basis from the 2004 fiscal year baseline net revenue from continuing operations (i.e., $316 million) and gross margin increases by at least 0.9% on an annual basis from the 2004 fiscal year baseline gross margin from continuing operations (i.e., 15.5%). To the extent that the Period of Restriction scheduled to lapse for the Restricted Shares in a particular fiscal year do not fully lapse due to the failure to achieve the performance levels set forth in the immediately preceding sentence: (i) the Period of Restriction for two-thirds (2/3) of the Restricted Shares attributable to such fiscal year will lapse if the cumulative rate of increase in net revenue from the 2004 fiscal year baseline through the end of the fiscal year is at least ten percent (10%) on an annual basis and the increase in gross margin from the 2004 fiscal year baseline through the end of such fiscal year is at least 0.6% on an annual basis; or (ii) the Period of Restriction for one-third (1/3) of the Restricted Shares attributable to such fiscal year will lapse if the cumulative rate of increase in net revenue from the 2004 fiscal year baseline through the end of such fiscal year is at least seven percent (7%) on an annual basis and the cumulative increase in gross margin from the 2004 fiscal year baseline through the end of such fiscal year is at least 0.3% on an annual basis. For purposes of this Section, the lapse in the Period of Restriction for the Restricted Shares will not be prorated above the designated partial lapse levels if actual performance for a fiscal year is higher than the designated levels.

To the extent that the Period of Restriction for all or a portion of the Restricted Shares that are scheduled to lapse in a prior fiscal year or years did not lapse due to the failure to meet the cumulative performance levels for such fiscal year or years, the Period of Restriction for all or a designated portion of those Restricted Shares applicable to prior fiscal years will lapse in an subsequent fiscal year if, and at the level that, the cumulative performance levels for such subsequent fiscal year are achieved. By way of illustration, assume that for the 2005 fiscal year, the Period of Restriction for only 1/3 of the Restricted Shares attributable to that year lapse on the basis of the cumulative performance levels through fiscal 2005, and in the 2006 fiscal year, the Period of Restriction for only 2/3 of the Restricted Shares attributable to that year lapse on the basis of the cumulative performance levels through fiscal 2006, and in the 2007 fiscal year, the Period of Restriction for all of the Restricted Shares attributable to that year lapse on the basis of the cumulative performance levels through fiscal 2007. In this case, the Period of Restriction for 1/3 of the 4,000 Restricted Shares attributable to the 2005 fiscal year, or 1,333 Resticted Shares, will lapse after the 2005 fiscal year. After the 2005 fiscal year, the Period of Restriction for 2/3 of the 4,000 Restricted Shares, or 2,667 Restricted Shares, will lapse plus the Period of Restriction of another 1/3 of the Restricted Shares, or 1,333 Restricted shares, attributable to the 2005 fiscal year that did not lapse after the 2005 fiscal year, will lapse. After the 2007 fiscal year, the Period of Restriction of all 4,000 Restricted Shares attributable to the 2007 fiscal year plus the Period of Restriction on the remaining 1/3 of the Restricted Shares attributable to the 2005 and 2006 fiscal years, or 2,667 Restricted Shares in the aggregate, that did not lapse after those prior fiscal years, will also lapse.

Section 5. Limitations on Transfer during Period of Restriction. Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the Period of Restriction, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of the Executive or of any agent of the Executive or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for such Restricted Shares during the Period of Restriction.

Section 6. Shareholder Rights during Period of Restriction. Unless and until the Restricted Shares are forfeited as set forth in Section 3 hereof, the Executive shall have all of the rights of a shareholder of the Company with respect to Restricted Shares, including the right to vote and to receive dividends on the Restricted Shares, during the Period of Restriction.

Section 7. Certificates for Shares. The issuance of the Restricted Shares will be made in uncertificated book entry form on the date of grant and will remain in such form through the Period of Restriction. As and when the Period of Restriction for any of the Restricted Shares lapse, the Company shall cause actual certificates for such shares to be issued without legend, unless otherwise required by federal or state securities laws, and promptly delivered to the Executive .

Section 8. Adjustment in Certain Events. If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, each Restricted Share under this Agreement shall be adjusted in the same manner as any other share of the Company’s Common Stock and the provisions of this Agreement shall extend not only to the number of Restricted Shares awarded hereunder, but also to all additional shares of Common Stock or other securities received by the Executive pursuant to any such change with respect to the Restricted Shares granted hereunder, which additional shares of Common Stock or other securities shall be deemed to be Restricted Shares for purposes of this Agreement.

Section 9. Amendment. This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 10. Withholding. The Company shall have the right to withhold from or require Executive to pay to the Company any amounts required to be withheld by the Company in respect of any Federal, estate or local taxes in respect of the Restricted Shares or any compensation under this Agreement.

Section 11. Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

ANGELICA CORPORATION

By:	/s/ Stephen M. O’Hara
Stephen M. O’Hara
Chief Executive Officer

EXECUTIVE

/s/ David A. Van Vliet
David A. Van Vliet